Exhibit 99.1

PRESS RELEASE

FOR:      THE MACERICH COMPANY

MACERICH ANNOUNCES $1.2 BILLION SHARE REPURCHASE PROGRAM

SANTA MONICA, Calif., September 30, 2015 - The Macerich Company (NYSE Symbol: MAC) today announced that the Company’s Board of Directors has authorized the repurchase of up to $1.2 billion of its outstanding common shares over the next 24 months as market conditions warrant.  Repurchases may be made through open market purchases, privately negotiated transactions, structured or derivative transactions, including accelerated stock repurchase transactions, or other methods of acquiring shares and pursuant to Rule 10b5-1, from time to time as permitted by securities laws and other legal requirements.

ABOUT MACERICH: Macerich, an S&P 500 company, is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.

Macerich currently owns 55 million square feet of real estate consisting primarily of interests in 51 regional shopping centers. Macerich specializes in successful retail properties in many of the country’s most attractive, densely populated markets with significant presence in the Pacific Rim, Arizona, Chicago and the Metro New York to Washington, DC corridor. Additional information about Macerich can be obtained from the Company’s website at www.macerich.com.

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CONTACT:

Thomas O’Hern, Senior Executive Vice President and Chief Financial Officer,

310-394-6000

John Perry, Senior Vice President-Investor Relations, 424-229-3345

Jean Wood, Vice President-Investor Relations, 424-229-3366